EXHIBIT 9.2

                         FULFILLMENT SERVICING AGREEMENT

             THIS AGREEMENT between Firstar Trust Company ("FTC") and THE THURLOW FUNDS, INC. (hereinafter referred to as "TTFI") is entered into on this ____ day of _________, 1997.

             WHEREAS, TTFI provides investment opportunities to prospective shareholders through The Thurlow Growth Fund; and

             WHEREAS, FTC provides fulfillment services to mutual funds;

             NOW THEREFORE, the parties agree as follows:

   Duties and responsibilities of FTC

   1.   Answer all prospective shareholder calls concerning The Thurlow
        Growth Fund.

   2. Send all available Fund materials requested by the prospect within 24 hours from time of call.

   3. Receive and update all TTFI fulfillment literature so that most current information is sent and quoted.

   4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

   5.   Maintain and store TTFI fulfillment inventory.

   6. Send periodic fulfillment reports to TTFI as agreed upon between the parties.

   Duties and responsibilities of "TTFI"

   1.   Provide TTFI fulfillment literature updates to FTC as necessary.

   2. File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that TTFI requests FTC send to prospective shareholders.

   3. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.

   4. Provide FTC with any sundry information about TTFI in order to answer prospect questions.

   Indemnification

   TTFI agrees to indemnify FTC from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies.

   Compensation

   TTFI agrees to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; TTFI agrees to pay all invoices within ten days of receipt.

   Proprietary and Confidential Information

   FTC agrees on behalf of itself and its directors, officers, and employees to keep confidential and treat as proprietary information of the TTFI all records and other information relative to TTFI and prior, present, or potential shareholders of TTFI, and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by TTFI, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by TTFI.

   Termination

   This agreement may be terminated by either party upon 30 days written notice.

   Dated this ____ day of _________, 1997.

   FIRSTAR TRUST COMPANY                   THE THURLOW FUNDS, INC.



   By: ______________________________      By:____________________________



   Attest: ____________________________     Attest:_______________________